SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



         Date of report (Date of earliest event reported): March 9, 1998



                    Sunrise International Leasing Corporation
             (Exact Name of Registrant as Specified in Its Charter)


                                    Delaware
                 (State or Other Jurisdiction of Incorporation)


        0-19516                                                   41-1632858
(Commission File Number)                   (IRS Employer Identification Number)


                        5500 Wayzata Boulevard, Suite 725
                          Minneapolis, Minnesota 55416
               (Address of Principal Executive Offices) (Zip Code)


                                  612-593-1904
              (Registrant's Telephone Number, Including Area Code)

Item 5.     Other Events.

         This Form 8-K is being filed to set forth a description of the Company's securities subsequent to the reorganization of the Company in the form of a merger in which the Company's state of incorporation was changed from Minnesota to Delaware on October 18, 1997.

         The Company's authorized capital stock consists of 20,000,000 shares, $.01 par value, which consists of 17,500,000 shares of Common Stock ("Common Stock") and 2,500,000 shares of Preferred Stock ("Preferred Stock").

         Common Stock. Holders have no conversion rights and no preemptive or other rights to subscribe for additional securities. The holders of Common Stock are entitled to one vote for each share held, and they do not have cumulative voting rights for the election of directors. Upon liquidation or dissolution, the holders of Common Stock will be entitled to share ratably in all assets available for distribution after the payment or provision for payment of all debts and liabilities and subject to the rights of the holders of Preferred Stock which may be outstanding. Each share of Common Stock is entitled to such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor.

         Preferred Stock. The Board of Directors of the Company is authorized, without further shareholder action, to issue Preferred Stock in one or more classes or series and to fix the voting power, dividend, redemption rights or privileges, rights on liquidation or dissolution, conversion rights and privileges, sinking or purchase fund rights, and other preferences, privileges and restrictions, of such class or series. The voting and other rights of the holders of Common Stock will be subject to, and may be adversely affected by, the right of holders of any Preferred Stock that may be issued in the future. The Company has no current plans to issue any shares of Preferred Stock. Any issuance of Preferred Stock could be used to dilute the stock ownership of persons seeking to gain control of the Company and could otherwise have the effect of delaying, deferring or preventing a change in control of the Company.


Item 7.  Financial Statements and Exhibits.

         (a)      Financial statements:  None.

         (b)      Pro forma financial information:  None.

         (c)      Exhibits:  None.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  March 18, 1998

                        SUNRISE INTERNATIONAL LEASING CORPORATION



                        By /s/ Errol F. Carlstrom
                        Errol F. Carlstrom, President,
                        Chief Executive Officer and Chief Financial Officer